Exhibit 99.1
601 Poydras St., Suite 2400
New Orleans, LA 70130
NYSE: SPN
(504) 587-7374
Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
David Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Reports Third Quarter 2011 Results
Record International and U.S. Land Performance Drives
Earnings of $0.73 Per Diluted Share and Adjusted Earnings of $0.69 Per Diluted Share
New Orleans, LA — October 26, 2011 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $59.6 million, or $0.73 per diluted share on record revenue of $565.3 million for the third quarter of 2011, and adjusted net income of $55.9 million, or $0.69 per diluted share, after excluding a non-cash, unrealized pre-tax gain of $5.8 million from hedging contracts at the Company’s equity-method investments.
These results compare with third quarter of 2010 net income of $33.2 million, or $0.42 per diluted share, on revenue of $435.4 million.
For the nine months ended September 30, 2011, the Company recorded net income of $123.2 million, or $1.52 per diluted share, on revenue of $1,490.1 million, and adjusted net income of $113.7 million, or $1.40 per diluted share, after excluding a pre-tax gain of $8.6 million from the sale of liftboats and $6.2 million in non-cash, unrealized pre-tax gains from hedging contracts at the Company’s equity-method investments.
For the nine months ended September 30, 2010, the Company’s net income was $78.8 million, or $0.99 per diluted share, on revenue of $1,224.7 million, and adjusted net income was $89.3 million, or $1.12 per diluted share, after excluding pre-tax management transition expenses of $16.4 million.
David Dunlap, CEO of the Company, commented, “Our third quarter results were in line with our expectations primarily due to continued strength in activity levels in the U.S. land markets, ongoing execution of our international growth strategy and the steady increase in Gulf of Mexico activity. These favorable trends helped offset weather-related downtime in the Gulf of Mexico and northeast U.S.
“Our U.S. land revenue increased 16% sequentially as compared to a 6% increase in the average number of drilling rigs working in the U.S., the seventh consecutive quarter that we grew at a faster pace than the rig count. The primary driver for our increased land revenue was an 18% sequential increase in revenue from the Subsea and Well Enhancement Segment. We experienced higher demand across all of our intervention services, led by coiled tubing and wireline. Customers have quickly absorbed new intervention equipment capacity introduced throughout the year, indicative of market dynamics where the supply chain for the end user remains exceedingly tight. Internationally, our revenue increased 4% as the Drilling Products and Services Segment increased 12% sequentially, the highest quarterly growth rate in eight quarters, driven by higher demand in Latin America.
“Our operating income as a percentage of revenue (operating margin) increased over the second quarter of 2011 as we experienced higher margins in the Drilling Products and Services and Marine Segments. In the Drilling and Products Services Segment, the high incremental margin reflects increased activity in all of our geographic market areas. In the Marine Segment, we benefitted from a combination of higher liftboat utilization and lower maintenance and repair expenses, despite lower revenue resulting from fewer liftboats in our fleet and weather-related disruptions in the Gulf of Mexico. The operating margin in the Subsea and Well Enhancement Segment had a slight sequential decline due to weather-related interruptions in the Gulf of Mexico and Pennsylvania as well as an increase in drydocking expenses at Hallin Marine, all of which are transitory and confined to the third quarter.”
2011 Earnings Guidance Update
The Company expects 2011 adjusted earnings per share — which is exclusive of gains from the sale of liftboats and hedging activities at the Company’s equity-method investments — to be in the range of $2.03 and $2.10. Prior adjusted earnings per share guidance was in the range of $1.96 to $2.16 per diluted share.
Mr. Dunlap commented, “We anticipate that activity levels will remain robust in the U.S. land markets throughout the fourth quarter and that international growth should continue at its measured pace. The guidance captures the range of uncertainty for activity levels in the shallow water Gulf of Mexico, where seasonal factors such as weather and holidays typically result in a reduction in optional well maintenance and decommissioning work performed late in the year.”
Geographic Breakdown
For the third quarter of 2011, Gulf of Mexico revenue was approximately $193 million, U.S. land revenue was approximately $229 million, and international revenue was approximately $143 million.
Subsea and Well Enhancement Segment
Third quarter revenue for the Subsea and Well Enhancement Segment was $377.6 million, as compared with $289.0 million in the third quarter of 2010 and $336.0 million in the second quarter of 2011, which represents a 31% year-over-year increase and a 12% sequential increase.
Gulf of Mexico revenue in this segment increased 14% sequentially to $128 million. Gulf of Mexico revenue during the quarter included approximately $9.6 million for a project off the coast of Alaska. Activity increased in the Gulf of Mexico for completion tools and stimulation services, pressure control and plug and abandonment services.
U.S. land revenue in this segment increased 18% sequentially to $154 million due to the addition of coiled tubing and pressure control products, as well as increased demand for cased hole wireline, hydraulic workover and snubbing, and remedial pumping services. International revenue increased 2% sequentially to $96 million due to increased activity for completion tools and hydraulic workover and snubbing services.
Drilling Products and Services Segment
Third quarter revenue for the Drilling Products and Services Segment was $163.5 million, as compared with $118.7 million in the third quarter of 2010 — a 38% year-over-year improvement — and $149.2 million in the second quarter of 2011, or 10% higher sequentially.
The primary factor driving the higher sequential revenue was a 12% increase in international revenue to $47 million as a result of increased demand for premium drill pipe in Latin America, particularly Brazil and Colombia. U.S. land revenue increased 11% sequentially to $75 million as a result of increased rentals of premium drill pipe and accommodations. Gulf of Mexico revenue increased 4% sequentially to $41 million due to increased rentals of premium drill pipe and stabilization equipment and accessories in the deepwater market area.
Marine Segment
Marine Segment revenue in the third quarter was $24.3 million, a 12% decrease from the third quarter of 2010 and a 5% decrease from the second quarter of 2011. The Company had 18 liftboats in its rental fleet during the third quarter of 2011, as compared with an average of 24 in the third quarter of 2010 and an average of 20 in the second quarter of 2011.
Average fleet utilization in the third quarter of 2011 was 77% as compared with 88% in the third quarter of 2010 and 70% in the second quarter of 2011. While weather-related downtime, highlighted by interruptions from Tropical Storm Lee, impacted third quarter 2011 utilization, operating margin improved as a result of lower repair and maintenance expenses.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2011
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
150’-175’	7	8,763	67.5%
200’	4	11,662	91.0%
230’-245’	3	21,201	81.9%
250’-265’	4	33,841	73.6%
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Thursday, October 27, 2011. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9770. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, November 3, 2011 and may be accessed by calling 303-590-3030 and using the pass code 4478563. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2011 and 2010
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$565,342	$435,353	$1,490,129	$1,224,720
Cost of services (exclusive of items shown separately below)	301,065	232,308	806,280	661,276
Depreciation, depletion, amortization and accretion	64,875	56,805	187,552	162,152
General and administrative expenses	95,391	84,912	278,151	248,165
Gain on sale of businesses	—	—	8,558	—

Income from operations	104,011	61,328	226,704	153,127

Other income (expense):
Interest expense, net	(19,115)	(12,456)	(47,940)	(39,174)
Earnings from equity-method investments, net	8,198	3,030	13,724	9,185

Income before income taxes	93,094	51,902	192,488	123,138

Income taxes	33,514	18,685	69,296	44,330

Net income	$59,580	$33,217	$123,192	$78,808

Basic earnings per share	$0.75	$0.42	$1.55	$1.00

Diluted earnings per share	$0.73	$0.42	$1.52	$0.99

Weighted average common shares used in computing earnings per share:
Basic	79,836	78,797	79,537	78,683

Diluted	81,254	79,722	81,125	79,573

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2011 AND DECEMBER 31, 2010
(in thousands)

	9/30/2011	12/31/2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$210,181	$50,727
Short-term investments	223,592	—
Accounts receivable, net	481,921	452,450
Prepaid expenses	35,651	25,828
Inventory and other current assets	220,037	235,047

Total current assets	1,171,382	764,052

Property, plant and equipment, net	1,440,852	1,313,150
Goodwill	591,715	588,000
Notes receivable	72,406	69,026
Equity-method investments	71,506	59,322
Intangible and other long-term assets, net	135,881	113,983

Total assets	$3,483,742	$2,907,533

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$118,073	$110,276
Accrued expenses	198,795	162,044
Income taxes payable	7,087	2,475
Deferred income taxes	12,214	29,353
Current portion of decommissioning liabilities	17,090	16,929
Current maturities of long-term debt	396,433	184,810

Total current liabilities	749,692	505,887

Deferred income taxes	269,802	223,936
Decommissioning liabilities	105,372	100,787
Long-term debt, net	810,337	681,635
Other long-term liabilities	113,348	114,737

Total stockholders’ equity	1,435,191	1,280,551

Total liabilities and stockholders’ equity	$3,483,742	$2,907,533

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended September 30, 2011, June 30, 2011 and September 30, 2010
(Unaudited)
(in thousands)

	Three months ended
Revenue	September 30, 2011	June 30, 2011	September 30, 2010
Subsea and Well Enhancement	$377,559	$336,037	$289,048
Drilling Products and Services	163,456	149,167	118,727
Marine	24,327	25,602	27,578

Total Revenues	$565,342	$510,806	$435,353

Gross Profit (1)	September 30, 2011	June 30, 2011	September 30, 2010
Subsea and Well Enhancement	$149,318	$141,730	$118,231
Drilling Products and Services	104,918	92,540	72,659
Marine	10,041	5,166	12,155

Total Gross Profit	$264,277	$239,436	$203,045

Income from Operations	September 30, 2011	June 30, 2011 (2)	September 30, 2010
Subsea and Well Enhancement	$55,530	$50,864	$40,026
Drilling Products and Services	43,029	29,662	15,419
Marine	5,452	5,599	5,883

Total Income from Operations	$104,011	$86,125	$61,328

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Includes a gain on sale of liftboats of $5.9 million in the Marine Segment.